Exhibit 99.1
JDA Completes Final Milestone in Manugistics Acquisition with
Delivery of Common Architecture Platform
Preliminary Results for Fourth Quarter Show Sequential Software Increase due to Solid Demand
for the Combined JDA/Manugistics Offering
Scottsdale, Ariz. — January 11, 2007 — JDA® Software Group, Inc., the leading provider of end-to-end demand and supply chain optimization solutions, today announced the completion of its final integration initiatives related to the Company’s July 2006 acquisition of Manugistics. To maximize the synergies of the acquisition, JDA has adopted Manugistics’ open and scalable architecture platform — successfully deployed by more than 100 large-scale customers — as the underlying foundation for its market-leading suite of advanced planning and optimization solutions. JDA expects to realize additional annualized cost savings in excess of $15 million from adopting this platform, branded the JDA Enterprise Architecture™.
     Providing a highly scalable platform and rich user experience, the JDA Enterprise Architecture creates a true market break-through. By making possible one view of demand across all enterprise planning and optimization activities, customers will make faster, smarter decisions in manufacturing, sourcing, supply chain planning, distribution, merchandising, logistics, promotions, replenishment and shelf optimization. Fueling this heightened decision-making will be a single common advantage: advanced and detailed insight into consumer behavior throughout the enterprise. Already able to deliver 20 solutions on the JDA Enterprise Architecture, the Company will demonstrate its time-to-market advantage by delivering its first new application on this platform as early as the second quarter of this year.
     “We have spent the past six months analyzing the Manugistics platform and the outcome has surpassed our expectations,” said Hamish Brewer, JDA CEO. “We are convinced that this architecture provides by far the most scalable and proven architecture for advanced planning and optimization solutions. Additionally, this decision has dramatically accelerated our time to market for a fully integrated suite, which is deliverable today on a platform that is proven in over 100 major customers.”
     “The sales growth in the Americas and EMEA has already underscored the revenue opportunities created by the combination of JDA and Manugistics. Although we experienced a number of earnings setbacks in the quarter, many of which were related to the integration of Manugistics, I do not anticipate ongoing recurrence of these detrimental impacts,” added Brewer.

Preliminary Fourth Quarter Results
     JDA today also released preliminary, unaudited results for the fourth quarter of 2006. JDA anticipates total revenues of approximately $89 million and software revenues of approximately $17.7 million for fourth quarter 2006, compared to total revenues of $89  and software revenues of $13.7 million for third quarter 2006. For fourth quarter 2005 JDA reported total revenues of $55.1 million and software revenues of $15.6 million. JDA projects adjusted EBITDA of approximately $14 million for fourth quarter 2006.
     According to JDA EVP/CFO Kristen L. Magnuson, preliminary software sales within JDA’s Americas and Europe, Middle East and Africa (EMEA) regions either met or exceeded expectations. “We are pleased with our sequential and quarter-over-quarter increase in software sales and with our future prospects based on the strong demand in our pipeline for the combined JDA/Manugistics product suite.”
     “The EBITDA variance from our prior forecast was primarily related to lower than expected software licenses in Asia Pacific and a larger than expected sequential decline in consulting services revenues. Additionally we accrued $1.8 million of one-time expenses related to our de-listing of the Portfolio Replenishment Optimization (PRO) software, which has been replaced with the Manugistics Demand and Fulfillment solution,” said Magnuson.
     The preliminary, unaudited results are based on partial information and management assumptions. JDA plans to announce final results for the fourth quarter and year ended December 31, 2006 during its regularly scheduled conference call on January 29, 2007.
Acquisition Synergies Result in Workforce Reduction
     With the synergies achieved by adopting the JDA Enterprise Architecture, JDA will reduce approximately 100 associates within its new product development team. This reduction, effective immediately, is expected to result in incremental cost synergies of more than $15 million in 2007. Affected employees, located predominantly at its Scottsdale, Arizona headquarters, will be offered severance packages, outplacement services, counseling and other assistance and support. With this reduction, JDA will employ approximately 1,600 associates worldwide, including approximately 440 in new product development.
     “The decision to reduce our workforce was a very difficult one to make. We have long viewed our global associates as our greatest competitive advantage,” said Brewer. “However, the advantages of standardizing on one platform made this decision compelling. We will now be able to reduce our research and development spending so that it is more in line with industry norms. It will also bring simplification to our product development activities and enable our developers to re-focus their efforts on the delivery of new enhancements and functions for JDA’s next generation and market-ready solutions,” added Brewer.

About the JDA Enterprise Architecture
     Providing unmatched performance and scalability for true value chain optimization, the JDA Enterprise Architecture is a common platform for master and operational data, security, exception management, workflow, analysis and reporting. Built to deliver deep, industry-specific functionality leveraging advanced Microsoft technologies, the JDA Enterprise Architecture supports a rapid implementation, interoperability with other IT assets and lower total cost of ownership. The platform features the industry leading “grid computing facility,” which enables customers to solve their business challenges through parallel processing in any hardware configuration environment.
     With JDA’s next major product release (v7.4) in the first half of 2007, JDA will deliver fully integrated applications between JDA and the former Manugistics solutions. JDA will unveil additional details of its technology and product roadmap at JDA FOCUS 2007, its 17th annual global conference to be held from April 15-18, 2007 at the Hilton New Orleans Riverside Hotel. For more information on FOCUS, please visit: http://www.jda.com/EventDisplay.asp?ID=498.
About JDA Software Group, Inc.
     JDA® Software Group, Inc. (Nasdaq:JDAS) is the global leader in helping more than 5,500 retail, manufacturing and wholesale-distribution customers in 60 countries realize real demand chain results. By capitalizing on its industry position and financial strength, JDA commits significant resources to advancing the JDA Portfolio® suite of vertically-focused supply and demand chain solutions. JDA Portfolio software enables high-performance business process optimization and execution to achieve a connected view of the customer from raw materials flowing into production to end-consumer products at the shelf. With offices in major cities around the world, JDA employs the industry’s most experienced supply and demand chain experts to develop, deliver and support its solutions. For more information, visit www.jda.com, email info@jda.com or call 1-800-479-7382.
This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, (i) our expectation that we will realize cost savings in excess of $15 million from adopting the JDA Enterprise Architecture platform for our advanced planning and optimization solutions; (ii) the expected benefits to our users of the JDA Enterprise Architecture; (iii) our planned release of products on the JDA Enterprise Architecture in the first half of 2007; (iv) the fact that our Fourth Quarter results are preliminary; and (v) our the level of demand in our pipeline for the combined JDA/Manugistics product suite. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) we may be unable to achieve the expected $15 million in cost savings from the adoption of the JDA Enterprise Architecture; (b) the JDA Enterprise Architecture may not produce the excepted benefits to customers; (c) we may experience delays in the release of future product releases on the JDA Enterprise Architecture, particularly since it is a relatively new technology platform and since we have fewer new product development resources; (d) our final financial results for the fourth quarter of 2006 may vary from the preliminary results since neither we nor our auditors have completed the review of such results; (e) the possibility that a strong sales pipeline will not result in strong future financial results; and (f) other risks detailed from time to time in the “Risk

Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     “JDA,” “JDA Portfolio,” and “Portfolio Workforce Management” are trademarks or registered trademarks of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group, Inc.

JDA Software Group, Inc.
14400 87th Street
Scottsdale, AZ 85260

JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except share data, unaudited)

Three Months
Ended
December 31, 2006
NON-GAAP OPERATING INCOME AND ADJUSTED EBITDA
Operating income (GAAP BASIS)	$3,659
Adjustments for non-GAAP measures of performance:
Add back amortization of acquired software technology	1,847
Add back amortization of intangibles	3,540
Add back restructuring charges	2,243

Adjusted non-GAAP operating income	$11,289
Add back depreciation	2,581
Add back stock-based compensation	130

Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization)	$14,000